UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 2, 2010

CLEARWIRE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-34196 (Commission File Number)	56-2408571 (I.R.S. Employer Identification No.)
4400 Carillon Point, Kirkland, WA 98033
(Address of Principal Executive Offices) (Zip Code)
(425) 216-7600
(Registrant’s Telephone Number, Including Area Code)
Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
Notes offerings:
     On December 2, 2010, Clearwire Corporation (the “Company”) announced plans for the launch of an offering by its operating subsidiary, Clearwire Communications (“Clearwire Communications”), of over $1.1 billion of new debt securities in private placement transactions. Clearwire Communications is offering $175.0 million first-priority senior secured notes due 2015 (the “First Lien Notes”), $500.0 million of second-priority secured notes due 2017 (the “Second Lien Notes”) and $500.0 million of exchangeable notes due 2040 (the “Exchangeable Notes” and collectively with the First Lien Notes and the Second Lien Notes, the “Notes”) and will grant the initial purchasers of the Exchangeable Notes an option to purchase up to an additional $100.0 million of Exchangeable Notes. Upon exchange of the Exchangeable Notes, Clearwire Communications may deliver either shares of Class A Common Stock of the Company or cash. Certain stockholders of the Company that hold equity securities representing approximately 85% of the Company’s voting power have pre-emptive rights for 30 days from the date of the offering memorandum for the Exchangeable Notes that entitle such stockholders to purchase their pro rata share (based upon voting power) of all Exchangeable Notes issued. We have received waivers from stockholders holding approximately 31% of the voting power. The remaining pre-emptive rights, if exercised, could result in Clearwire Communications issuing up to an additional approximately $584.6 million in Exchangeable Notes (assuming no exercise of the applicable initial purchasers’ over-allotment option). The Company is not aware whether all or any of these rights will be exercised. The First Lien Notes will be issued under the indenture dated November 24, 2009 governing Clearwire Communications’ existing $1.85 billion of secured notes issued in November 2009. The Company intends to use the net proceeds from the offering of the Notes for working capital and for general corporate purposes, including capital expenditures.
     The Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
     This Current Report on Form 8-K is not an offer to buy or the solicitation of an offer to sell any securities.
Designation of new Sprint director nominees:
     Sprint has nominated William R. Blessing, Mufit Cinali and Hossein Eslambolchi, Ph.D. for election to the Company’s board of directors. Their election is expected to occur at the next meeting of the Company’s board of directors on December 10, 2010.
     Mr. Blessing is currently a consultant to Burns & McDonnell where he advises clients on smart grid and telecommunications strategy. Prior to this, he served as Senior Vice President, Corporate Strategy and Development for Embarq Corporation, an integrated communications services provider. He also held various executive positions with Sprint from 1990 to 2005.
     Mr. Cinali is currently a Managing Director with Springwell Capital Partners, LLC. He has also held strategy, development and M&A positions with Hughes Electronics Corporation, AT&T, GE Capital Corporation, and Bain and Company.
     Dr. Eslambolchi holds extensive experience in the telecommunications industry and is currently a technical advisor to Ericsson Corporation and the University of California School of Engineering. He has held several senior positions with AT&T including global Chief Technology Officer, global Chief Information Officer, Chief President and Chief Executive Officer of AT&T Labs and AT&T Global Network Services.

     The nominees, if elected, would fill the Company’s three current open seats on its board of directors.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated December 2, 2010, regarding the Notes offerings.
99.2	Press Release, dated December 2, 2010, regarding the nomination of Sprint nominees to the Clearwire Corporation board of directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 2, 2010	CLEARWIRE CORPORATION
	By:	/s/ Erik E. Prusch
Erik E. Prusch
Chief Financial Officer